CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
The Advisors' Inner Circle Fund:

We consent to the use of our reports dated December 22, 2004, with respect to the financial statements of the Japan Smaller Companies Fund, HGK Equity Value Fund, Haverford Quality Growth Stock Fund, AIG Money Market Fund, FMC Select Fund, FMC Strategic Value Fund, LSV Value Equity Fund, Toews S&P 500 Hedged Index Fund, Toews Nasdaq-100 Hedged Index Fund, Synovus Large Cap Core Equity Fund, Synovus Mid Cap Value Fund, Synovus Intermediate-Term Bond Fund, Synovus Georgia Municipal Bond Fund, Commerce Capital Government Money Market Fund, Commerce Capital Treasury Obligations Money Market Fund, Sterling Capital Balanced Fund, Sterling Capital Small Cap Value Fund, CB Core Equity Fund, Chartwell Small Cap Value Fund, and Chartwell Large Cap Core Fund, twenty of the forty-three funds constituting The Advisors' Inner Circle Fund, for the year ended October 31, 2004, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2005